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                                                                    Exhibit 99.1

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT made as of the 5th day of January, 2001, by and between VFINANCE.COM, INC., a Delaware corporation (the "Company"), and Michael Golden ("Employee").

                                   WITNESSETH:

         WHEREAS, Employee wishes to be employed by the Company with the duties and responsibilities as hereinafter described, and the Company desires to assure itself of the availability of Employee's services in such capacity.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Employee hereby agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby agrees to serve the Company, upon the terms and conditions hereinafter set forth.

         2. TERM. The employment of Employee by the Company pursuant to this Agreement shall be for a three (3) year period commencing on the date hereof and shall automatically be extended for an additional one year period on the first year anniversary date of this Agreement (January 5, 2002) and each anniversary date thereafter (January 5th of each year beginning in 2003) unless the Company's has provided notice of non-renewal thirty (30) days prior an anniversary date as directed by a majority vote of the Board of Directors (the "Term"). For example, in the event the Company has provided notice of non-renewal 30 days prior to January 5, 2002, there will be only two (2) years remaining in the Term; in the event the Company did not provide such notice thirty (30) days prior to January 5, 2002, then the Term shall be extended to January 5, 2005 so that on January 5, 2002 the total Term is three (3) years; in no event following such notice by the Company will the remaining Term be less than two (2) years.

         3. DUTIES. Employee shall, subject to overall direction consistent with the legal authority of the Board of Directors of the Company (the "Board"), serve as, and have all power and authority inherent in the offices of [Vice Chairman of the Company] and [Chief Executive Officer of First Colonial Securities Group, Inc.] and shall be responsible for those areas in the conduct of the business reasonably assigned to him by the Board of Directors. Employee shall devote substantially all his business time and efforts to the business of the Company; provided, however, that it is understood and agreed that, while Employee may devote time to other business matters in which he has an interest, in the event of a conflict, Employee's first and primary responsibility shall be to the performance of his duties for the Company.

         4. COMPENSATION AND OTHER PROVISIONS. Employee shall be entitled to the compensation and benefits hereinafter described in subparagraphs (a) through (e) (such compensation and benefits being hereinafter referred to as "Compensation Benefits").
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                  (a)      BASE SALARY. The Company shall pay to Employee an
initial base salary of $157,500 per annum for the first year of this Agreement and shall increase five percent (5%) per annum beginning one year from the date of this Agreement and each year thereafter ("Base Salary"). The Base Salary and Employee's other compensation will be reviewed by the Board at least annually and may be increased (but not decreased) from time to time as the Board may determine.

                  (b) PARTICIPATION IN BENEFIT PLANS. During the Term, Employee shall be eligible to participate in all employee benefit plans and arrangements now in effect or which may hereafter be established, including, without limitation, all life, group insurance and medical care plans and all disability, retirement and other employee benefit plans of the Company. Should the employee not want to participate in the Company's health plan, with Board approval, the company will reimburse the employee for the expense incurred in participating in another plan. Additionally, Employee shall be added as an insured to any director and officer insurance policy which the Company hereafter procures.

                  (c)      OTHER PROVISIONS. Employee shall be entitled to four
(4) weeks paid vacation per annum and shall receive an automobile allowance of $1,000 per month and shall increase five percent (5%) per annum beginning one year from the date of this Agreement and each year thereafter. Employee shall be reimbursed for all reasonable expenses incurred by him in the performance of his duties, including, but not limited to, cellular telephone, entertainment, travel and other expenses deemed reasonably necessary by the Board of Directors.

                  (d) DISCRETIONARY BONUSES. Employee shall be entitled to receive annual and/or interim cash bonuses and/or other bonuses when and in such amounts as may be determined by the Board in its sole and reasonable discretion based upon Employee's performance, the Company's performance and/or other factors; provided, that, the Board shall meet at least annually to review Employee's bonus entitlements.

                  (e) INCENTIVE COMPENSATION. Employee shall receive quarterly incentive compensation payments as more fully described on Exhibit A attached hereto. Notwithstanding the foregoing, subject to the mutual written agreement of Employee and the Company, Employee may receive lesser compensation payments than those described on Exhibit A with respect to one or more specified operating divisions, units or subsidiaries, as the case may be, for specified periods of time, as mutually agreed to in writing between Employee and the Company.

                  (f) STOCK OPTIONS. If on July 1, 2001 the Employee has not voluntarily terminated his employment with the Company, the Company and Employee shall enter into the Stock Option Agreement attached hereto as Exhibit B pursuant to which the Company shall grant to Employee certain options to purchase common stock of the Company upon such terms and conditions set forth therein.

         5. SEVERANCE AND CHANGE OF CONTROL PROVISIONS. Upon the occurrence of a Triggering Event (as hereinafter defined), Employee shall be entitled to the immediate receipt of Severance Payments and Benefits (as hereinafter defined) from the Company in accordance with the terms hereinafter set forth:

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                  (a)      TRIGGERING EVENT. The occurrence of any of the
following events shall be defined as a "Triggering Event" for purposes hereof:

                           (1)      The Company's termination of Employee's
employment (other than for Cause (as hereinafter defined)) at any time prior to the expiration of the Term or within two (2) years following a Change of Control (as hereinafter defined);

                           (2)      The voluntary resignation of Employee for
any reason whatsoever within ninety (90) days following a Change of Control; or

                           (3)      The voluntary resignation of Employee for
"good reason," which for purposes hereof shall include, without limitation,
(i) a demotion, (ii) a reduction in salary, benefits, bonuses, incentives or perquisites, or (iii) the relocation of the principal office of the Company or the relocation of Employee outside of Broward or Palm Beach Counties in Florida.

                           (4)      The death or Disability of the Employee (as
defined herein).

                  (b) CHANGE OF CONTROL. For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following events:

                           (1)      Twenty percent (20%) or more of the
Company's voting stock shall be acquired by any person (other than Employee), entity or affiliated group;

                           (2)      An unapproved change to the majority control
of the Company's board of directors;

                           (3)      Any merger, consolidation or business
combination pursuant to which the Company is not the surviving corporation or twenty percent (20%) or more of the Company's voting stock shall be owned or controlled by any person (other than Employee), entity or affiliated group;

                           (4)      A liquidation or dissolution of the Company;
or

                           (5)      The sale of all or substantially all of the
Company's assets.

                  (c) SEVERANCE PAYMENTS AND BENEFITS. For purposes of this Agreement, the term "Severance Payments and Benefits" shall mean:

                           (1)      Employee shall receive a lump sum payment
equal to: two (2) multiplied by the sum of Employee's highest annual Base Salary plus the highest bonus, incentive and other compensation payments received by Employee in respect of any year within the three (3) year period preceding the Triggering Event (or the annualized sum of Employee's Base Salary plus the maximum amount of bonuses and incentives which Employee could have been entitled during the year in which the Triggering Event occurred);


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                           (2)      All stock options, warrants, other stock
appreciation rights and other similar securities shall become immediately and fully vested and all conditions applicable to all contingently issued options, warrants, stock appreciation rights and other similar securities shall be deemed waived by the Company;

                           (3)      All benefits applicable to Employee and his
family members as described in Sections 5(a) and (b) of the Agreement shall continue for a period of two (2) years following the Triggering Event or through the expiration of the Term (as if the Triggering Event had not occurred), whichever is later;

                           (4)      In the event that Severance Payments and
Benefits are deemed to be "excess parachute payments" as defined under Section 280G of the Internal Revenue Code, then the Company shall pay to Employee an additional lump sum cash payment as shall be necessary to provide Employee with the same "after-tax" compensation and benefits as if no such excise tax had been imposed.

                           (5)      The Company shall pay as and when due any
and all attorneys' fees and costs that Employee may incur in connection with the enforcement of his rights under this Agreement or any dispute or settlement in connection herewith;

                           (6)      Severance Payments and Benefits will not be
subject to mitigation in any respect; and

                           (7)      The non-competition and non-solicitation
periods described in Section 13 of this Agreement shall be reduced from one (1) year to three (3) months (other than by virtue of the expiration of the Term of this Agreement).

                  (d) STOCK OPTIONS, WARRANTS AND STOCK APPRECIATION RIGHTS. Notwithstanding the foregoing, all stock options, warrants, stock appreciation rights and other similar securities shall immediately vest upon the occurrence of a Change of Control and at such time all conditions applicable to contingently issued options, warrants, stock appreciation rights and other securities shall be deemed waived by the Company.

         6. TERMINATION. Employee's employment hereunder shall terminate as a result of any of the following events:

                  (a)      Employee's death;

                  (b) Employee shall be unable to perform his duties hereunder by reason of illness, accident or other physical or mental disability for a continuous period of at least nine months or an aggregate of twelve months during any continuous eighteen month period ("Disability");

                  (c)      voluntary termination by Employee; or


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                  (d)      for Cause, where "Cause" shall mean: (i) final
non-appealable adjudication of Employee of a felony; or (ii) the unanimous determination of the entire Board (other than Employee) that Employee has engaged in material intentional misconduct or the gross neglect of his duties, which has a continuing material adverse effect on the business of the Company.

                  Any termination pursuant to subparagraph (b), (c) or (d) of this Section shall be communicated by a written notice ("Notice of Termination"), such notice to set forth with specificity the grounds for termination if the result of "Cause". Employee's employment under this Agreement shall be deemed to have terminated as follows: (i) if Employee's employment is terminated pursuant to subparagraph (a) above, on the date of his death; (ii) if Employee's employment is terminated pursuant to subparagraph (b) or (d) above, on the date on which Notice of Termination is given; and (iii) if Employee's employment is terminated pursuant to subparagraph (c) above, thirty (30) days after the date on which a Notice of Termination is given. The date on which termination is deemed to have occurred pursuant to this paragraph is hereinafter referred to as the "Date of Termination".

         7. PAYMENTS ON TERMINATION. In the event that Employee's employment is terminated pursuant to Section 6 above, the Company shall pay to Employee his full Base Salary through the Date of Termination together with all incentive compensation, benefits and other compensation, if any, due and owing as of that date, plus any Severance and Benefit Payments to which Employee may be entitled hereunder.

         8. BOARD OF DIRECTORS. The Company shall cause Employee to be nominated as a member of the Board of Directors of the Company and each of its subsidiaries at all times during the Term. Employee shall agree to faithfully serve the Company as a member of all such Boards upon election.

         9. LIFE INSURANCE. If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company to obtain life insurance on the life of Employee for the benefit of the Company.

         10. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants to the Company that he is under no contractual or other restriction or obligation that would prevent the performance of his duties hereunder or interfere with the rights of the Company hereunder.

         11.      DISCLOSURE AND PROTECTION OF CONFIDENTIAL INFORMATION.

                  (a) For purposes of this Agreement, "Confidential Information" means knowledge, information and material which is proprietary to the Company, of which Employee may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Employee). Confidential Information includes, but is not limited to, (i) technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques, and (ii) marketing and other information, such as supplier lists,


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customer lists, marketing and business plans, business or technical needs of customers, consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licensees or suppliers, manuals and personnel records or data. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, any information which is or becomes available to the general public otherwise than by breach of this Section 11 shall not constitute Confidential Information for purposes of this Agreement.

                  (b) During the term of this Agreement and thereafter, Employee agrees, to hold in confidence all Confidential Information and not to use such information for Employee's own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of Employee's work for the Company.

                  (c) Employee will abide by any and all security rules and regulations, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information, and will inform the Company of any defects in, or improvements that could be made to, such rules and regulations.

                  (d) Employee will notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

                  (e) Upon termination of employment, Employee will deliver to the Company any and all records and tangible property that contain Confidential Information that are in his possession or under his control.

         12.      COVENANT NOT TO COMPETE.

                  (a) In consideration for the Company entering into this Agreement, Employee covenants and agrees that during the Term and for a one () year period thereafter, Employee will not, without the express prior written consent of the Company, directly or indirectly, compete with the business of the Company anywhere within the United States of America. Employee will undertake no activities that may lead Employee to compete with or to acquire rival, conflicting or antagonistic interests to those of the Company with respect to the business of the Company, whether alone, as a partner, or as an officer, director, employee, independent contractor, consultant or shareholder holding 5% or more of the outstanding voting stock of any other corporation, or as a trustee, fiduciary or other representative of any other person or entity.

                  (b) During the Term and for a period of one (1) year after termination of employment, Employee will not, directly or indirectly, solicit or induce any other employee of the Company or any parent or affiliate to leave his or her employment, or solicit or induce any consultant or independent contractor to sever that person's relationship with the Company.


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

                  (c) If any court shall determine that the duration or geographical limit of any covenant contained in this Section 12 is unenforceable, it is the intention of the parties that covenant shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court that has made such adjudication.

                  (d) Employee acknowledges and agrees that the covenants contained in Sections 11 and 12 hereof are of the essence in this Agreement, that each of such covenants is reasonable and necessary to protect and preserve the interests, properties, and business of the Company, and that irreparable loss and damage will be suffered by the Company should Employee breach any of such covenants. Employee further represents and acknowledges that he shall not be precluded from gainful engagement in a satisfactory fashion by the enforcement of these provisions.

         13. AVAILABILITY OF INJUNCTIVE RELIEF. Employee acknowledges and agrees that any breach by him of the provisions of Sections 11 or 12 hereof will cause the Company irreparable injury and damage for which it cannot be adequately compensated in damages. Employee therefore expressly agrees that the Company shall be entitled to seek injunctive and/or other equitable relief, on a temporary or permanent basis to prevent any anticipatory or continuing breach of this Agreement or any part hereof, and is secured as an enforcement. Nothing herein shall be construed as a waiver by the Company of any right it may have or hereafter acquired to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of it.

         14. SURVIVAL. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment, irrespective of any investigation made by or on behalf of any party.

         15. MODIFICATION. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

         16. NOTICES. Any notice required or permitted hereunder shall be deemed validly given if delivered by hand, verified overnight delivery, or by first class, certified mail to the following addresses (or to such other address as the addressee shall notify in writing to the other party):

         If to Employee:            Michael Golden
                                    3010 N. Military Trail
                                    Boca Raton, Florida 33431

         If to the Company:         6600 N. Andrews Avenue, Suite 304
                                    Ft. Lauderdale, Florida 33309
                                    Attention: President

         17. WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict


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
adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing.

         18. BINDING EFFECT. The Company's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

         19. HEADINGS. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         20. GOVERNING LAW; VENUE. This Agreement is to be performed in the State of Florida, and the validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Florida, without giving effect to any choice of laws principles. In the event of any litigation arising out of or relating to this Agreement, exclusive venue shall be in Broward County, Florida.

         21. ENTIRE AGREEMENT. This writing constitutes the binding and entire agreement of the parties superseding and extinguishing all prior agreements or understandings regarding the subject matter hereof, and may not be modified without the written agreement by the parties.

         22. INVALIDITY. The invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, which shall remain in full force and effect.

         23. ATTORNEYS' FEES. In the event any dispute or litigation arises hereunder between any of the parties hereto, the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys' fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding. As used herein, a party shall be deemed "prevailing" when it recovers (I) as to a damage claim, an aggregate of more than fifty percent (50%) of the damages which it seeks among its various asserted claims exclusive of interest, attorney's fees, costs incurred and exemplary damages and (ii) as to an equity claim, substantial injunctive or other equitable relief upon its asserted claim. Either of the parties herein shall be entitled to request the trier of fact in any dispute, litigation or arbitration between them, to determine which of the parties is "prevailing."

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.


                                      EMPLOYER:

                                      VFINANCE.COM, INC., a Delaware corporation


                                      By:  /s/  Leonard J. Sokolow
                                         ---------------------------------------
                                           Authorized Representative

                                      Title:  Director


                                      EMPLOYEE:


                                      /s/ Michael Golden
                                      ------------------------------------------
                                      Michael Golden


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


                                    EXHIBIT A

                             INCENTIVE COMPENSATION

Employee's compensation, in addition to Base Salary, will include distributions from the Company and from Operating Divisions of the Company pursuant to Section 4(e). Such distributions shall be a function of pre-tax income from each operating division (hereinafter "Division Available Income"), plus a percentage interest in Division Non-Cash consideration which shall be determined, and distributed, in accordance with the following business rules and a percentage of the consolidated pre-tax net income of the Company as follows:

I.  Division Available Income:

1. The calculation of Division Available Income will be made by the Company on a quarterly basis not later than the 45th day following the quarter with respect to the preceding calendar quarter beginning with the quarter ending March 31, 2001.

2. Employee shall have the right, during reasonable business hours, to meet with representatives of the Company concerning this calculation and shall have reasonable access to books and records of the Company to validate the calculations.

3. The formula for the calculation of the "Division Available Income" shall be made with respect to each operating division of the Company and shall in accordance with the following:

                  + DIVISION ATTRIBUTABLE REVENUES
                  -  DIRECT AND INDIRECT DIVISION EXPENSES
                  -  REASONABLE RESERVES
                  = DIVISION AVAILABLE INCOME

                  Where,

                  "DIVISION ATTRIBUTABLE CASH REVENUES" means 100% of revenues during the quarter of fees, or other income streams, attributable to such division.

                  "DIRECT AND INDIRECT DIVISION EXPENSES" shall mean the direct and indirect expenses allocated by the Company for the operations of such division including, but not limited to, salaries, profit sharing expenses to divisional executives or other divisional employees (excluding Employee), taxes, allocable rent, utilities, phone, accounting, bookkeeping, etc.

                  "REASONABLE RESERVES" shall mean, in the context of current facts and circumstances, the appropriate reserve for future contingencies and demands on cash resources attributable to the operations of such division.


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

4. Employee's share, to be distributed quarterly as described herein, is based on the following PERCENTAGES of the DIVISION AVAILABLE INCOME for the Divisions as indicated, unless otherwise agreed to by the Employee and the
     Company:


DIVISION                                 PERCENTAGE
Consulting:  Union Atlantic LC               20%

Investment Banking: Union Atlantic
Capital, L.C. - PIPE Division                10%

Investment Banking:  Union Atlantic,
L.C. - M&A, Fairness Opinions,
Valuations, Institutional Privates           20%

Retail Brokerage, Investment Banking
(IPOs) and Subscription Based Private
Placements:  Colonial Direct/First
Colonial Securities/First Level              15%

Merchant Banking and Venture Capital
Fund Fees/Fund Management Fees               20%

Web Site Division:  vFinance Holdings,
Inc.                                         10%

Seminar/Education Division                   12%

International Fees/Licenses Division         20%

Executive Recruiting:  Union Atlantic
LC                                           20%

Investor Relations:  Union Atlantic LC       20%

5. It is the intention of all parties that all distributions of Division Available Income shall be made on a cumulative basis in any one fiscal year such that periods of operating loss for any division, resulting in negative Division Available Income, are first offset in full against periods of positive Division Available Income with respect to the applicable fiscal year.

II.  Division Non-Cash Distributions:

In the case of non-cash compensation for services received by a Division (e.g. stock, stock options, warrants, etc.), Employee shall be entitled to receive in-kind distributions in the amount of the percentages described in Section 4 above with respect to the applicable Divisions where such non-cash consideration was received and distributed in kind.

III.  Consolidated Pre-Tax Income Bonus:

Employee shall be entitled to 5% of the Pre-Tax consolidated net income (net of any incentive compensation paid to the Employee as determined herein above) of the Company calculated pursuant to GAAP.


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

                                    EXHIBIT B
                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT is entered into as of ___________ by and between ______________ ("Optionee") and VFINANCE.COM, INC., a Delaware corporation (the "Corporation").

                              W I T N E S S E T H:

         WHEREAS, Optionee and the Corporation have concurrently herewith entered into a certain Employment Agreement (the "Employment Agreement"); and

         WHEREAS, the Corporation desires to grant to Optionee the option to acquire shares of common stock, $.01 par value, of the Corporation (the "Common Stock") upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, Optionee and the Corporation hereby agree as follows:

         1.       (a)      GRANT OF THE OPTIONS. Subject to the terms and
conditions of this Agreement, the Corporation hereby grants to Optionee the right to purchase (individually referred to as the "Option" or collectively referred to as the "Options") from the Corporation four hundred thousand (400,000) shares of the Common Stock (the "Option Shares"), subject to the following vesting schedule, at the per share purchase price equal to the closing price of the Corporation's Common Stock on the day preceding the date of this Agreement but in no event less than $2.25 per share for a five (5) year period commencing on the date hereof:

                           (i)      100,000 Option Shares shall vest on the date
hereof;

                           (ii)     100,000 Option Shares shall vest one (1)
year from the date hereof;

                           (iii)    100,000 Option Shares shall vest two (2)
years from the date hereof;

                           (iv)     100,000 Option Shares shall vest two (3)
years from the date hereof

         2. RIGHTS OF OPTIONEE. Optionee by virtue of holding the Options to purchase the Option Shares shall not have any rights to any dividends to be distributed by the Corporation to the shareholders or any other rights of a shareholder in the Corporation with respect to any of the Option Shares until Optionee exercises the Option to purchase the Option Shares pursuant to Section 5 of this Agreement.

         3. TRANSFERABILITY OF THE OPTIONS. The Options may not be assigned, transferred, or otherwise disposed of, or pledged or hypothecated or in any way be subject to execution, attachment or other process. Any assignment, transfer, pledge, hypothecation or other disposition of the Options attempted contrary to the provisions of this Agreement or any levy, execution, attachment or other process attempted upon the Options will be null and void and without effect.

         4. EXERCISE OF THE OPTIONS. The Option to purchase the Option Shares shall be exercisable upon the terms and conditions hereinafter set forth:

                  Subject to the terms and conditions of this Agreement, the Option to purchase the Option Shares shall be exercisable by Optionee upon delivery of notice to the Corporation (the "Exercise Notice") in accordance with the procedure prescribed in this Section 4. The Exercise Notice shall state that Optionee has elected to exercise the Option or any portion thereof. The Option may be exercised by the Optionee, in whole or in part, by the delivery of the Exercise Notice to the office of the Corporation, and by payment to the Corporation of the Purchase Price in cash or by wire transfer, for each share being purchased. Upon the exercise of the Option, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the holder, shall be promptly delivered to the holder hereof within a reasonable time. The person in whose name any certificate for shares of Common Stock is issued upon exercise of the Option shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Exercise Notice was delivered and payment of the Purchase Price was made, except that, if the date of such surrender and payment is a date on which the stock transfer books of the Corporation are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

         5.       ACCELERATED VESTING AND EXERCISE PERIOD.

                  a. DEATH OR DISABILITY. In the event of Optionee's death or Disability while employed with the Corporation prior to Optionee's vesting or exercise of all of the Options, then all of the Options shall become immediately vested and exercisable. For purposes hereof, "Disability" shall mean Optionee's failure to perform his employment duties with the Company for a continuous three month period, or an aggregate of four months during any six month period, as a result of any illness or accident, as verified by at least two U.S. licensed medical doctors reasonably acceptable to the Company.

                  b. CESSATION OF EMPLOYMENT. Notwithstanding anything to the contrary contained herein, in the event that Optionee ceases to be employed by the Corporation for any reason other than Optionee's death, Disability or termination by the Company without cause (as defined within the Employment Agreement) (the date of Optionee's cessation of employment shall be referred to as the "Cessation Date"), then all non-vested Options shall expire and be forfeited on the Cessation Date. In the event that the Company terminates Optionee's employment without cause, then all non-vested Options shall immediately vest as of the Cessation Date.

                  c. CHANGE OF CONTROL. In the event of a "Change of Control" or a sale of all or substantially all of the assets of the Corporation, then all non-vested Options shall immediately vest. For purposes of this Agreement, "Change of Control" shall mean (i) the occurrence of any event or transaction or series thereof pursuant to which any person or group (as used in Rule 13(d)-1 of the Securities Exchange Act of 1934) acquires beneficial ownership or control in excess of 50% of the outstanding voting shares of the Company, or (ii) that the directors of the Company serving on its Board of Directors on the date immediately preceding such event or transaction or series thereof shall, in the aggregate, represent less than fifty percent (50%) of the Board of Directors after such event or transaction or series thereof.

         6. RESERVATION OF SHARES. The Corporation covenants and agrees that at all times that this Stock Option Agreement shall be in effect it shall have authorized, and reserved, Common Stock of the Corporation sufficient for the exercise of the Options and the purchase of Common Stock by Optionee.

         7. SUBSTITUTION OF THIS AGREEMENT UPON ADOPTION OF QUALIFIED STOCK OPTION PLAN. It is possible that the Corporation will, within twelve (12) months from the date of this Agreement, adopt a Qualified Stock Option Plan for members of its senior executive management, including Optionee. In the event of such adoption, the Corporation agrees upon written request from Optionee to amend this Agreement so as to cancel all unvested option rights set forth herein, provided, however that the same economic terms (including numbers of share options, vesting periods and price) remain the same with respect to Optionee, and are granted to Optionee, pursuant to the terms of the adopted Qualified Stock Option Plan. All rights existing as to vested Stock Options as set forth herein shall remain in effect notwithstanding the adoption of a Qualified Stock Option Plan.

         8. INVESTMENT. Optionee acknowledges that the Option Shares are not being offered pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), or any other securities laws. Optionee acknowledges that the Option Shares are being acquired for Optionee's own account for investment purposes only and not with a view to, or for sale in connection with, any public distribution thereof and will not sell, or offer to sell or otherwise dispose, of any interest in the Option Shares acquired by Optionee in violation of the Act. Optionee has had substantial experience in business and financial matters and in making investments of the type contemplated by this Agreement, is capable of evaluating the merits and risks of the purchase of the Option Shares and is able to bear the economic risks of such investment.

         9. LIQUIDITY. Although there can be no assurance that the Option Shares will be registered under the Act, that an exemption from such registration will be available, or that there will be a market for the Option Shares in the future, the Corporation agrees to use its best efforts to enable and facilitate Optionee's sale or disposition of the Option Shares in compliance with the Act at the earliest date reasonably practicable. Furthermore, Optionee is hereby granted registration rights as described in Exhibit "1" attached hereto and incorporated herein.

         10. ADJUSTMENTS. In the event of a stock dividend, stock split, share combination, recapitalization, merger, consolidation or reorganization of or by the Corporation, the number or class of shares purchasable (and purchase price per share) upon exercise of the Option immediately prior thereto shall be adjusted so that Optionee shall be entitled to receive the kind and number of shares or other securities which Optionee would have owned or have been entitled to receive after the happening of any of the events described above, had the Option been exercised immediately prior to the happening of any of such events or any record date with respect thereto. Any adjustment made pursuant to this Section shall become effective immediately after the effective date of such events retroactive to the record date, if any, for such events. In the event that any director, officer or employee of the Company shall hereafter be granted options or warrants with antidilution provisions in addition to the foregoing adjustment provision, then Optionee shall be deemed to have been granted the same antidilution provisions with respect to the Options granted by this Agreement. In the event of the grant of more than one such future antidilution provisions, then Optionee shall be deemed to have been granted the most favorable of such antidilution provisions thereof.

         11. NOTICES. Any notice required or permitted hereunder shall be deemed validly given if delivered by hand, verified overnight delivery, or by first class, certified mail to the following address of Optionee (or to such other address as Optionee may notify in writing to Corporation):

         If to Optionee:            Michael Golden
                                    3010 N. Military Trail
                                    Boca Raton, Florida  33431

         If to the Company:         vFinance.com, Inc.
                                    6600 N. Andrews Avenue, Suite 304
                                    Ft. Lauderdale, Florida 33309
                                    Attention: President


         12. BENEFITS OF AGREEMENT. This Agreement shall inure to the benefit and shall be binding upon the successors, heirs, legal representatives and permitted assigns of the parties hereto.

         13. SEVERABILITY. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

         14. GOVERNING LAW; VENUE. This Agreement will be covered and construed under the laws of the State of Florida, without giving effect to rules governing conflicts of law, with proper venue with respect to all disputes related to this Agreement being Broward County, Florida.

         15. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   THE CORPORATION:

                                   VFINANCE.COM, INC., a Delaware corporation


                                   By:
                                      -----------------------------------------
                                   Title:
                                         ---------------------------------------


                                   OPTIONEE:



                                   ---------------------------------------------
                                   Printed Name:
                                                --------------------------------

                                   EXHIBIT "1"

                               REGISTRATION RIGHTS

Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Option to which this Exhibit 1 is attached.

         (a) Piggy-Back Registration Rights. If at any time commencing after January 1, 2001 until the expiration of the Option (the "Registration Period"), vFinance.com, Inc. (the "Company") proposes to register any of securities under the Securities Act (other than registration of a stock option, stock purchase or compensation or incentive plan or of stock issued or issuable pursuant to any such plan, or dividend investment plan, a registration of stock proposed to be issued in exchange for securities or assets of, or in connection with the merger or consolidation with, another person or entity , or a registration of stock proposed to be issued in exchange for securities of such other person or entity), the Company shall give prompt written notice thereof to the Holder and, upon the written request made within ten (10) days after the Holder and, upon receipt of such notice, the Company shall use its best efforts to effect as part of such registration the registration under the Securities Act of that number of the Option shares ("Option Shares") which the Holder requests the Company to register, provided that if the registration relates to a firm commitment, underwritten public offering, the managing underwriter of the Company's public offering, if any, shall be of the opinion that the inclusion in such registration of such number of Option Shares will not interfere with the successful marketing of all of the Company's securities being registered. If the managing underwriter, if any, reasonably requests the Holder to reduce in whole or in part the number of Option Shares sought or be registered by the Holder, the Holder shall comply with the request of the managing underwriter. In any underwritten offering, the Holder shall sell the Option Shares registered as part of such underwritten offering to the underwriters of such offering on the same terms and conditions as apply to the Company. In connection with any registration pursuant to this Section (a), the Holder shall provide the Company with such information regarding the Holder and the distribution of the Option Shares as the Company and the managing underwriter shall reasonably request for use in the registration statement relating to such offering. The Company shall pay all costs and expenses of the Holder. The Company shall not be obliged to effect registration under the Securities Act pursuant to this Section (a) on more than one occasion; PROVIDED, HOWEVER, that this limitation shall not apply if the number of shares requested to be registered by the Holder shall have been reduced pursuant to the second sentence of this Section (a) unless and until the occurrence of an occasion on which the shares requested by the Holder to be registered have not been so reduced.

         (b) Demand Registration Rights. During the Registration Period but subsequent to January 1, 2002, the Holder shall have the following demand registration rights, subject to the conditions herein:

                  (i) Registration Request. At any time during the Registration Period but subsequent to January 3, 2002, and within 45 days of receipt by the Company of the written request of the Holder, the Company shall diligently proceed to file with the Securities Exchange Commission (the "SEC") a registration statement under the Securities Act, on Form S-3 (or any successor form), or if the Company is not eligible for Form S-3, on such other appropriate form as


                                  Exhibit 1-1
the Company shall select, covering such number of Option Shares as the Holder shall notify the Company in writing. The Company will use its best efforts to cause such registration statement to become effective as soon as practicable following such request; provided, however, that the Company will not be required to file a registration statement on more than one occasion.

                  (ii) Information and Costs. The Holder shall provide the Company with such information for use in the registration statement relating to such offering with respect to the Option Shares to be sold, the plans for the proposed disposition thereof, and such other information as shall in the opinion of counsel for the Company be necessary to enable the Company to include in such registration statement (or any amendment or supplement thereto) all material facts required to be disclosed with respect to the Holder. The Company shall bear the cost of such registration, including, but not limited to, all registration and filing fees, and printing expenses.

                  (iii) Obligation of the Company. If and when the Company shall be required to prepare a registration statement pursuant to this Section
(b), the Company will:

                           1)       use its best efforts to effect and to keep
effective the necessary registrations or qualifications under the securities or Blue Sky laws of such jurisdictions within the United States as the Holder may reasonably request so as to permit the sale, transfer or other disposition of the Option Shares being registered; provided, that the Company shall not be required in connection therewith or a condition thereto to qualify to do business or file a general consent to service of process in any such jurisdictions;

                           2)       furnish to the Holder such number of
prospectuses (and each amendment and supplement thereto) conforming to the requirements of the Securities Act, and the rules and regulations thereunder, and such number of preliminary prospectuses (containing substantially the information required to be provided in such prospectuses) as the Holder or its underwriters may from time to time reasonably request.

                           3)       promptly notify the Holder of the happening
of any event as a result of which any preliminary prospectus or prospectus included in any registration statement hereunder includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

                           4)       register the Option Shares to be sold on the
securities exchange on which the common stock of the Company may be listed so that they may be freely transferable without restriction on such exchange.

                           5)       keep such registration effective until the
earlier of (a) twelve (12) months after the effective date of the registration period, (b) the date all the Option Shares have been sold or (c) the Expiration Date.

         (c) General Conditions. In connection with each registration effected pursuant to Section (a) or Section (b), the Company and the Holder agree as follows:


                                  Exhibit 1-2

                  (i) Indemnification of Holder. The Company shall indemnify and hold harmless the Holder against any and all losses, claims, damages, or liabilities to which the Holder may become subject under the Securities Act, or any other statute or common law, including any amount paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the written consent of the Company, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any action insofar as any such losses, claim, damages, liabilities or actions arise out of or are based upon 1) any untrue statement or alleged untrue statement of a material fact, contained in the registration statement relating to the sale of the Option Shares, or any post-effective amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, 2) any untrue statement or alleged untrue statement of a material fact, contained in a preliminary prospectus, if used prior to the effective date of such registration statement, or contained in the prospectus (as amended or supplemented, if the Company shall have filed with the SEC any amendment thereof or supplement thereto), if used within the period during which the Company is required to keep the registration statement to which the prospectus relates current pursuant to the terms hereof, or the omission or alleged omission to state therein (if so used) the material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The indemnification agreement contained in this agreement, however, shall not: 1) apply to such losses, claims, damages, liabilities, or actions arising out of, or based upon, any such untrue statement or alleged omission, if such statement or omission was in reliance upon and in conformity with the information furnished in writing to the Company by the Holder for use in the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any amendment thereof or supplement thereto, or 2) inure to the benefit of any underwriter from whom the person asserting any such losses, claims, damages, expenses or liabilities purchased the securities which are the subject thereof (or to the benefit of any person controlling such underwriter), if such underwriter failed to send or give a copy of the prospectus to such person at or prior to the written confirmation of the sale of such securities to such person.

                  (ii) Indemnification of the Company. The Holder and each underwriter of the Option Shares to be registered (such party and such underwriters being referred to severally in this subparagraph as the "Indemnifying Party") shall agree, in the same manner and to the same extent as set forth in the preceding paragraph, to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, its directors and those officers of the Company who shall have signed such registration statement, with respect to any statement in or omission from such registration statement or any post-effective amendment thereof or any preliminary prospectus (as amended or supplemented, if amended or supplemented as aforesaid) contained in such registration statement, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such Indemnifying Party for use in such registration statement or any preliminary prospectus or prospectus contained in such registration statement or any amendment thereof or supplement thereto.

                  (iii) Notice of Indemnifiable Action. Each indemnified party will, promptly after the receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought from a party hereto on account of an indemnity agreement


                                  Exhibit 1-3
contained in this Section, notify the indemnifying party in writing of the commencement thereof. The omission of any indemnified party so to notify an indemnifying party of any such action shall relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in this Section, but shall not relieve the indemnifying party from any other liability which it may have to such indemnified party.

                  (iv) Termination of Obligation. The Company shall not be required to file a registration statement or to keep a registration statement effective if the Option Shares could be publicly sold without registration under the Securities Act.


                                  Exhibit 1-4